Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bar Harbor Bankshares

We consent to incorporation by reference in the registration statements on Forms S-8 (File Nos. 333-122941 and 333-122939) of Bar Harbor Bankshares relating to the Bar Harbor Bankshares 401(k) Plan and Bar Harbor Bankshares and its Subsidiaries Incentive Stock Option Plan of 2000, of our reports dated March 11, 2005, Relating to (1) the consolidated balance sheet of Bar Harbor Bankshares and Subsidiaries as of December 31, 2004, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the year ended on December 31, 2004 and (2) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 Annual Report on Form 10-K of Bar Harbor Bankshares.

/s/ KPMG LLP

Albany, New York
March 16, 2005

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-122939 of Bar Harbor Bankshares and Subsidiaries Incentive Stock Option Plan of 2000, of our report dated February 19, 2004 relating to the consolidated balance sheet of Bar Harbor Bankshares and Subsidiaries as of December 31, 2003, and the related consolidated statements of income, changes in shareholders’ equity, cash flows and comprehensive income for each of the two years in the two-year period ended December 31, 2003, which report appears in the Annual Report on Form 10-K of Bar Harbor Bankshares

/s/ Berry, Dunn, McNeil & Parker

Portland, Maine
March 16, 2005